Exhibit 4.7
NON-QUALIFIED STOCK OPTION AGREEMENT
     AGREEMENT (this “Agreement”) made as of November 10, 2010 (the “Effective Date”), between APACHE CORPORATION, a Delaware corporation (the “Company”), and ____________________ (“Optionee”).
     WHEREAS, Mariner Energy, Inc., a Delaware corporation (“Mariner”), granted Optionee a non-qualified stock option to purchase Mariner’s common stock, par value $.0001 per share (the “Mariner Stock Option”), pursuant to a Non-Qualified Stock Option Agreement made as of __________, 2005 (the “Original Grant Date);
     WHEREAS, as of the Effective Date, the Mariner Stock Option was fully vested as to the shares covered thereby that remain unexercised (the “Remaining Mariner Shares”) at an exercise price of $14.00 per share (the “Mariner Exercise Price”);
     WHEREAS, on the Effective Date, Mariner was merged with and into a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, executed April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010, among the Company, Apache Deepwater LLC and Mariner (the “Merger Agreement”), and Optionee became an employee of the Company or a subsidiary of the Company (“Subsidiary”);
     WHEREAS, Section 1.7(a) of the Merger Agreement provides that the Mariner Stock Option be converted into an option to acquire __________________ shares of the Company’s common stock, par value $0.625 per share (“Company Stock”), which is equal to the Remaining Mariner Shares multiplied by 0.24347, with any fractional share decreased to the next whole number of shares, at an exercise price of $57.51 per share, which is equal to the Mariner Exercise Price divided by 0.24347, with any fraction of a cent increased to the next whole cent; and
     WHEREAS, this Agreement effects the conversion of the Mariner Stock Option into an option to acquire Company Stock on the terms and subject to the conditions hereof.
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Grant of Option. The Company hereby irrevocably grants to Optionee the right and option (“Option”) to purchase all or any part of the aggregate number of shares of Company Stock stated above on the terms and conditions set forth herein. This Option is not intended to qualify as an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Reference in this Agreement to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     2. Purchase Price. The purchase price of Company Stock purchased pursuant to the exercise of this Option shall be $57.51 per share.

     3. Exercise of Option. Subject to the further provisions of this Agreement and earlier expiration of this Option as herein provided, this Option may be exercised, by contacting Fidelity Stock Plan Services, the Company’s Administrative Agent, at www.netbenefits.com or calling 1-800-544-9354, or delivering a written notice to the Office of the Secretary of the Company in a form satisfactory to the Committee (defined below), at any time and from time to time after the Effective Date. There is no minimum or maximum number of shares that must be purchased upon exercise of this Option. Instead, this Option may be exercised, at any time and from time to time, to purchase any number of Shares that are exercisable according to the provisions of this Agreement. As used in this Agreement, “Committee” shall mean the Stock Option Plan Committee of the Company’s Board of Directors.
     For purposes of the next sentence and subparts (a) through (d) thereof, references to the Company include the Company or any Affiliate (defined below). This Option may be exercised only while Optionee remains an employee of the Company and will terminate and cease to be exercisable upon Optionee’s termination of employment with the Company (which shall include termination as an employee or a director of the Company), except that:
     (a) Disability. If Optionee’s employment with the Company terminates by reason of a disability that entitles Optionee to benefits under the Company’s long-term disability plan, this Option may be exercised at any time during the one-year period following such termination by Optionee or by Optionee’s guardian or legal representative (or, if Optionee dies during such one-year period, by Optionee’s estate or the person who acquires this Option by will or the laws of descent and distribution).
     (b) Death. If Optionee dies while in the employ of the Company, subject to the further provisions of this Agreement, Optionee’s estate (or the person who acquires this Option by will or the laws of descent and distribution) may exercise this Option at any time during the one-year period following the date of Optionee’s death.
     (c) Termination For Cause. If Optionee’s employment with the Company is terminated by the Company for Cause (as defined below), this Option shall immediately cease to be exercisable upon such termination and shall be cancelled automatically without payment. “Cause” shall mean Optionee’s (i) material failure to perform Optionee’s duties, (ii) conviction of or plea of nolo contendere for any felony or any misdemeanor involving moral turpitude, dishonesty, fraud or breach of trust, (iii) willful engagement in gross misconduct in the performance of Optionee’s duties, (iv) substance abuse, (v) misappropriation of funds, or (vi) disparagement of the Company or any Subsidiary or any of their respective managements or employees.
     (d) Other Termination. If Optionee’s employment with the Company is terminated for any reason other than as provided in paragraphs 3(a), (b) and (c) above, this Option may be exercised, subject to the further provisions of this Agreement, at any time during the three month period following such termination by Optionee or by Optionee’s guardian or legal representative (or by Optionee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of Optionee’s death if Optionee dies during such period).

     As used in this Agreement, “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     4. Term. Notwithstanding any of the foregoing, this Option shall not be exercisable in any event after the expiration of 10 years from the Original Grant Date.
     5. Payment of Exercise Price. The purchase price of the shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the Shares are readily tradable on a national securities market or exchange, through a “cashless broker exercise” program approved in advance by the Company, (c) any other method approved by the Committee , including by certification or attestation to Fidelity Stock Plan Services or to the Office of the Secretary of the Company of a number of shares then owned by the Optionee and held by the Optionee for a period of at least six months prior to the date of such delivery having an aggregate Fair Market Value at the exercise date equal to the aggregate purchase price, or (d) any combination of the foregoing. Unless and until the shares as to which this Option is exercised have been represented by a book entry or a certificate(s) delivered by the Company or its transfer agent to Optionee, Optionee (or the person permitted to exercise this Option in the event of Optionee’s death) shall not be or have any of the rights or privileges of a stockholder of the Company with respect to such shares.
     As used in this Agreement, “Fair Market Value” shall mean, as of any applicable date, the per share closing price of the Company Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date or, if the Company Stock is not so listed on such date, as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Company Stock, provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Company Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Company Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Company Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate.
     6. Withholding of Tax. To the extent that the exercise of this Option results in the receipt of compensation by Optionee with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, Optionee shall either deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law or have the Company withhold a number of shares that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld;

provided, however, that if Optionee fails to satisfy the Company’s or the Subsidiary’s tax withholding obligations, the Company, in its sole discretion, may withhold a number of shares that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value equal to the amount of taxes required to be withheld. No delivery of shares shall be made pursuant to the exercise of an Option under this Agreement until Optionee has paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.
     7. Adjustments. In the event of a stock dividend or stock split with respect to shares of Company Stock, the number of shares subject to this Option, and the exercise price with respect to this Option automatically shall be proportionately adjusted, without action by the Committee. The Company shall notify the Optionee of such adjustment by electronic mail as soon as reasonably practicable after such event. No adjustment authorized by this paragraph shall be made by the Company in such manner that would cause or result in this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.
     8. Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, shares of Company Stock, other securities, or other property), recapitalization, reorganization, merger, spin-off, split-off, split-up, consolidation, combination, repurchase, or exchange of shares or other securities of the Company, or other relevant corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company or any Affiliate of the Company, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available with respect to this Option, to facilitate such transactions or events, the Committee shall take any one or more of the following actions, on such terms and conditions as it deems appropriate in its sole discretion, in order to prevent such dilution or enlargement of benefits or potential benefits:
(A)	To provide for either (i) the termination of this Option in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of this Option or realization of Optionee’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of this Option or realization of the Optionee’s rights, then this Option may be terminated by the Company without payment) or (ii) the replacement of this Option with other rights or property selected by the Committee in its sole discretion;

(B)	To provide that this Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(C)	To make adjustments in the number and type of shares (or other securities or property) subject to this Option, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, this Option; and

(D)	To provide that this Option shall be exercisable or payable or fully vested with respect to all shares covered hereby, notwithstanding anything to the contrary in this Agreement.
     9. Restrictions. By accepting this grant, Optionee agrees that the shares which Optionee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Optionee also agrees that (i) the book entry made (or the certificates, if any are issued) representing the shares purchased under this Option may bear such restriction, restrictions, legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.
     10. Limitations Upon Transfer. All rights under this Agreement shall belong to Optionee alone and may not be transferred, assigned, pledged, or hypothecated by Optionee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by Optionee to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.
     12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     13. Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Optionee and an authorized officer of the Company; provided, however, that the Committee may waive any conditions or rights under, amend any terms of, or alter this Option, provided no change in this Option shall materially adversely affect the rights of Optionee without Optionee’s written consent. Notwithstanding the foregoing, with respect to any Option intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than a payment upon Optionee’s death, disability or change in control of the Company, shall be authorized to the extent such adjustment would cause this Option to fail to so qualify.

     14. Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, (i) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder, and (ii) the Committee may make any amendment to this Option that it believes necessary to comply with any applicable law, including without limitation, Section 409A of the Code. This Option is intended to comply with (or be exempt from) Section 409A of the Code and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with such intent. This Agreement shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the requirements of Section 409A of the Code, to the extent applicable.
     15. General Provisions.
     (a) No Right to Employment or Retention. The grant of this Option shall not be construed as giving Optionee the right to be retained in the employ of the Company or any Affiliate or under any other service contract with the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss Optionee from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or any other agreement or contract between the Company or an Affiliate and Optionee. If Optionee’s employer was an Affiliate and ceases to be an Affiliate, Optionee shall be deemed to have terminated employment for purposes of this Agreement, unless specifically provided otherwise herein.
     (b) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or this Option, or would disqualify this Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Option, such provision shall be stricken as to such jurisdiction, person or this Option and the remainder of this Option shall remain in full force and effect.
     (c) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under this Option, if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, and in such event, the Company shall promptly return to the Optionee (or other holder or beneficiary) any payment Optionee (or such other holder or beneficiary) tendered to the Company.
     (d) No Trust or Fund Created. This Option shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Optionee or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to this Option, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.
     (e) No Fractional Shares. No fraction of a share shall be issuable or issued upon exercise of this Option.
     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
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